Exhibit 99.1

ADT REPORTS SECOND QUARTER 2022 RESULTS

Revenue growth of 23%
Record high customer retention and recurring monthly revenue balance
Continued sequential and year-over-year improvement in revenue and subscribers
Affirming 2022 guidance metrics

BOCA RATON, Fla. – Aug. 4, 2022 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the second quarter of 2022.

Financial highlights for the second quarter of 2022 are listed below. Variances are on a year-over-year basis unless otherwise noted.

•Total revenue of $1.6 billion, up 23%, and end of period recurring monthly revenue (“RMR”) of $369 million, up 5%
•Record high customer retention with gross customer revenue attrition at 12.7%
•Revenue payback of 2.2 years, down sequentially from prior quarter
•GAAP net income of $92 million, or $0.10 per diluted share, up $217 million
•Adjusted net income of $50 million, or $0.06 per diluted share, up $105 million
•Adjusted EBITDA of $597 million, up $55 million or 10%

“We demonstrated tremendous momentum in our business and delivered record high customer retention, our highest-ever recurring monthly revenue balance, and our first reported positive adjusted net income since our IPO,” said ADT President and CEO Jim DeVries. “With our team dedicated to providing unrivaled service to our customers, ADT’s progress continues on our key initiatives outlined earlier this year during our Investor Day to meaningfully grow our revenue, earnings, and cash flows through 2025.”

BUSINESS HIGHLIGHTS
Foundation for Growth
•Strength from core business – ADT’s Consumer and Small Business (CSB) segment, its core smart home security business, posted revenue growth of 6% with 14% improvement in Adjusted EBITDA, and margin expansion over the prior year period.
•Continued growth of RMR – The end of quarter RMR balance was $369 million, representing a 5% increase over the prior year period. Approximately 80% of total CSB and Commercial revenue was generated from this durable recurring revenue.
•Record customer retention – With strong customer satisfaction, trailing twelve-month gross customer revenue attrition was 12.7% at the end the second quarter. This performance reflects a sequential improvement and a 60 basis point improvement versus the prior year period.
•Continued expansion of Solar – ADT Solar expanded into Colorado and Maryland and now provides solar offerings in 23 states. Additionally, approximately 15% of new solar sales in the second quarter of 2022 were generated from the ADT ecosystem, demonstrating our progress with cross-selling.
Innovative Offerings
•Enhanced Google offerings – As part of ADT’s partnership with Google, the Company now nationally sells, installs, and services a full suite of Google Nest products, including doorbells, cameras, and thermostats. During the second quarter of 2022, the attachment rate for the Google doorbell was 48%, helping drive a 23% increase in residential installation revenue per unit in the quarter.
•Multi-location app for small businesses – In June 2022, ADT rolled out multi-location app functionality to help small business owners better manage their businesses. The app provides customers with the ability to manage and monitor their ADT smart security systems from the palm of their hand, enhancing the customer experience.
•Next generation of smart apartments – In June 2022, ADT acquired IOTAS, a smart home apartment company. The ADT brand, paired with IOTAS’ innovative platform, furthers ADT’s commitment to becoming the top choice in the fast-growing multifamily security and automation space.
Unrivaled Safety
•Recognition for ADT’s SMART monitoring solutions – ADT was awarded the 2022 Police Dispatch Quality Award in recognition of the Company’s ongoing efforts to reduce false alarm dispatches. ADT’s patented SMART (System Monitoring and Response Technology) monitoring helps prioritize responses, enhance response policies, and send data to emergency response centers directly.
•Expanding Commercial's geographic footprint – In May 2022, ADT Commercial acquired Key-Rite Security, a Denver-based security provider specializing in access control, surveillance, intrusion, and intercom systems. The acquisition expands ADT Commercial’s service coverage and offerings across Colorado and provides a foundation to extend its reach in the region.

Premium Experience
•ADT Virtual Assistance program – ADT's Virtual Assistance program provides customers with more flexibility, convenience, and choice through video service and installation options. The program is generating high customer satisfaction at a lower cost to the Company. Over 230,000 virtual appointments were executed in the quarter, lowering the Company’s carbon footprint by eliminating thousands of vehicle trips each day.
Progress on our ESG Journey
•False alarm reduction – In the second quarter of 2022, ADT’s patented SMART monitoring innovations have reduced false alarms by 52%, eliminating over 500,000 unneeded trips by local first responders – better utilizing community resources and reducing environmental impact.
•Safe, Smart, and Sustainable Habitat for Humanity Home – In June and July, employees helped build three Habitat for Humanity homes in Florida, Louisiana, and Colorado with each homeowner receiving free rooftop solar and a smart home security system. Additionally, ADT contributed over $50,000 to help Habitat for Humanity in its mission to solve the affordable housing crisis.
2022 FINANCIAL OUTLOOK
The Company is affirming its previously provided financial guidance for the full year 2022. Each metric shown below represents an improvement over the same measure in 2021.

(in millions)
Total Revenue	$6,200 - $6,400
Adjusted EBITDA	$2,335 - $2,435
Adjusted Free Cash Flow	$550 - $625
See Note (1) for an explanation of why the Company is not providing a quantitative reconciliation of its non-GAAP financial outlook to the corresponding GAAP measures.

TOTAL COMPANY RESULTS (2)(3)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	GAAP
Total revenue	$1,601	$1,304	$3,146	$2,609
Net income (loss)	92	(126)	143	(174)
Net cash provided by (used in) operating activities	515	426	823	786
Net cash provided by (used in) investing activities	(402)	(378)	(807)	(777)
Net cash provided by (used in) financing activities	(85)	(19)	7	(60)
Net income (loss) per share of Common Stock - diluted	$0.10	$(0.15)	$0.15	$(0.21)
Net income (loss) per share of Class B Common Stock - diluted	$0.10	$(0.15)	$0.15	$(0.21)
	Other Measures
Adjusted EBITDA	$597	$542	$1,198	$1,084
Adjusted Free Cash Flow	185	164	143	227
Trailing twelve-month revenue payback	—	—	2.2 years	2.2 years
Trailing twelve-month gross customer revenue attrition	—	—	12.7%	13.3%
End of period RMR	—	—	$369	$352
Adjusted Net Income (Loss)	$50	$(55)	$43	$(112)
Adjusted Diluted Net Income (Loss) per share	$0.06	$(0.07)	$0.05	$(0.15)

SEGMENT RESULTS (3)
CSB

(in millions)	Three Months Ended June 30,
	2022	2021	$ Change	% Change

Monitoring and related services	$1,011	$965	$46	5%
Installation, product, and other	77	57	20	34%
Total CSB revenue	$1,088	$1,023	$66	6%

Adjusted EBITDA	$581	$510	$71	14%
Adjusted EBITDA Margin (as a % of Total CSB Revenue)	53%	50%
Total CSB revenue for the second quarter was $1,088 million. This performance was driven by a $46 million, or 5%, increase in monitoring and related services (M&S) revenue resulting from higher average pricing, subscriber growth initiatives, and improved customer retention.
CSB Adjusted EBITDA increased 14% to $581 million in the second quarter on higher M&S revenue and improved cost performance. The Company’s Virtual Assistance program allowed ADT to reduce service costs year over year even as the Company achieved an increase in subscribers and RMR.

Commercial

(in millions)	Three Months Ended June 30,
	2022	2021	$ Change	% Change

Monitoring and related services	$134	$118	$16	14%
Installation, product, and other	163	163	—	—%
Total Commercial revenue	$297	$282	$16	6%

Adjusted EBITDA	$31	$32	$(1)	(2)%
Adjusted EBITDA Margin (as a % of Total Commercial Revenue)	11%	11%
Total Commercial revenue for the second quarter increased 6% year over year to $297 million driven by an increase in M&S revenue. Sales remain strong, resulting in a growing backlog, though installation revenue was flat year over year due to supply chain delays.
Commercial Adjusted EBITDA was $31 million in the second quarter, relatively flat versus the prior year period as increased M&S revenue was offset by the impact of cost inflation on materials, labor, and fuel.
Solar

(in millions)	Three Months Ended June 30,
	2022	2021	$ Change	% Change

Installation, product, and other	$215	$—	$215	N/M
Total Solar revenue	$215	$—	$215	N/M

Adjusted EBITDA	$(15)	$—	$(15)	N/M
Adjusted EBITDA Margin (as a % of Total Solar Revenue)	(7)%	—%
Note: Sunpro Solar, now referred to as ADT Solar, was acquired on December 8, 2021. M&S revenue is not applicable to the Solar segment.
Total Solar revenue for the second quarter was $215 million driven by the installation of approximately 5,600 systems, an increase of 50% compared to the corresponding result for Sunpro Solar in the prior year period. Solar Adjusted EBITDA was a $15 million loss, driven primarily by impacts from a third party lender’s insolvency and associated installation delays.

BALANCE SHEET, CASH, AND LIQUIDITY
Operating cash flow during the second quarter of 2022 was $515 million with Adjusted Free Cash Flow of $185 million. The company returned $32 million to shareholders in dividends in the quarter.
At the end of the second quarter of 2022, the Company had total debt of $9.8 billion with continued improvements in GAAP and adjusted leverage ratios. During the second quarter, the Company reduced the outstanding balance of its revolving credit facility by $90 million, ending the quarter with $80 million of revolver borrowings.

Dividend Declaration
Effective Aug. 4, 2022, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s Common Stock and Class B Common Stock of record as of Sept. 15, 2022. This dividend will be paid on Oct. 4, 2022.
_____________________

(1)
The Company is not providing a quantitative reconciliation of its 2022 financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because the Company is unable to reliably predict or estimate these GAAP measures without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

(2)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA and Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Net Leverage Ratio are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics such as Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(3)	Amounts may not sum due to rounding.

Conference Call
As previously announced, management will host a conference call at 10:00 a.m. ET today to discuss the Company’s second quarter of 2022 results and lead a question-and-answer session.
Participants may listen to a live webcast through the investor relations website at investor.adt.com. A replay of the webcast will be available on the website within 24 hours of the live event.
Alternatively, participants may listen to the live call by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Second Quarter 2022 Earnings Conference Call. An audio replay will be available for two weeks following the call and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and providing the passcode 13730413.
A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home, security and rooftop solar professionals in the United States, we empower people to protect and connect what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance; management’s plans and objectives for future operations; our acquisition of Sunpro Solar, now ADT Solar, and its anticipated impact on our business and financial condition; business prospects; market conditions; our ability to successfully respond to the challenges posed by the COVID-19 Pandemic; our strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of our next generation platform and innovative offerings; the successful commercialization of our joint venture with Ford; the successful conversion of customers who continue to utilize 3G services; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business, the Company’s ability to commercialize its joint venture with Ford, the Company’s ability to successfully generate profitable revenue from new and existing partnerships, the Company’s ability to continuously and successfully commercialize innovative offerings, the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company, the Company’s ability to successfully convert all remaining customers away from the use of a 3G platform, and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission (“SEC”), including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Monitoring and related services	$1,146	$1,084	$62	6%	$2,267	$2,146	$121	6%
Installation, product, and other	455	221	234	106%	879	463	416	90%
Total revenue	1,601	1,304	297	23%	3,146	2,609	537	21%
Cost of revenue (exclusive of depreciation and amortization shown separately below)	508	382	126	33%	1,018	763	255	33%
Selling, general, and administrative expenses	487	446	41	9%	969	895	74	8%
Depreciation and intangible asset amortization	399	474	(75)	(16)%	876	944	(69)	(7)%
Merger, restructuring, integration, and other	(4)	5	(9)	N/M	(3)	25	(29)	N/M
Operating income (loss)	211	(2)	212	N/M	287	(18)	305	N/M
Interest expense, net	(82)	(167)	85	(51)%	(88)	(214)	126	(59)%
Loss on extinguishment of debt	—	—	—	—%	—	—	—	N/M
Other income (expense)	1	2	—	(5)%	3	3	—	(11)%
Income (loss) before income taxes and equity in net earnings (losses) of equity method investee	130	(167)	297	N/M	202	(229)	431	N/M
Income tax benefit (expense)	(38)	41	(79)	N/M	(57)	56	(113)	N/M
Income (loss) before equity in net earnings (losses) of equity method investee	92	(126)	218	N/M	144	(174)	318	N/M
Equity in net earnings (losses) of equity method investee	(1)	—	(1)	N/M	(1)	—	(1)	N/M
Net income (loss)	$92	$(126)	$217	N/M	$143	$(174)	$317	N/M

Net income (loss) per share - basic:
Common Stock	$0.10	$(0.15)			$0.16	$(0.21)
Class B Common Stock	$0.10	$(0.15)			$0.16	$(0.21)

Weighted-average shares outstanding - basic:
Common Stock	848	766			846	764
Class B Common Stock	55	55			55	55

Net income (loss) per share - diluted:
Common Stock	$0.10	$(0.15)			$0.15	$(0.21)
Class B Common Stock	$0.10	$(0.15)			$0.15	$(0.21)

Weighted-average shares outstanding - diluted:
Common Stock	911	766			911	764
Class B Common Stock	55	55			55	55
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$44	$24
Accounts receivable, net	528	442
Inventories, net	314	277
Work-in-progress	83	71
Prepaid expenses and other current assets	215	178
Total current assets	1,184	993
Property and equipment, net	369	364
Subscriber system assets, net	2,981	2,868
Intangible assets, net	5,238	5,413
Goodwill	5,967	5,943
Deferred subscriber acquisition costs, net	969	850
Other assets	607	463
Total assets	$17,315	$16,894

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$844	$118
Accounts payable	462	475
Deferred revenue	388	374
Accrued expenses and other current liabilities	670	737
Total current liabilities	2,365	1,703
Long-term debt	8,999	9,575
Deferred subscriber acquisition revenue	1,431	1,199
Deferred tax liabilities	927	867
Other liabilities	214	301
Total liabilities	13,936	13,646

Total stockholders' equity	3,379	3,249
Total liabilities and stockholders' equity	$17,315	$16,894
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$92	$(126)	$143	$(174)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization	399	474	876	944
Amortization of deferred subscriber acquisition costs	39	30	76	59
Amortization of deferred subscriber acquisition revenue	(58)	(41)	(112)	(78)
Share-based compensation expense	17	14	33	30
Deferred income taxes	34	(41)	50	(63)
Provision for losses on receivables and inventory	27	4	46	19
Loss on extinguishment of debt	—	—	—	—
Intangible asset impairments	—	—	—	18
Unrealized (gain) loss on interest rate swap contracts	(59)	14	(205)	(92)
Other non-cash items, net	13	32	79	71
Changes in operating assets and liabilities, net of effects of acquisitions:
Deferred subscriber acquisition costs	(103)	(80)	(196)	(148)
Deferred subscriber acquisition revenue	85	72	166	130
Other, net	29	73	(134)	70
Net cash provided by (used in) operating activities	515	426	823	786
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(157)	(141)	(342)	(340)
Subscriber system asset expenditures	(196)	(195)	(379)	(339)
Purchases of property and equipment	(49)	(42)	(88)	(84)
Acquisition of businesses, net of cash acquired	(13)	(1)	(13)	(16)
Proceeds from sale of business, net of cash sold	27	—	27	—
Other investing, net	(14)	1	(13)	2
Net cash provided by (used in) investing activities	(402)	(378)	(807)	(777)
Cash flows from financing activities:
Proceeds from long-term borrowings	100	—	380	11
Proceeds from receivables facility	93	42	140	71
Repayment of long-term borrowings, including call premiums	(198)	(14)	(340)	(32)
Repayment of receivables facility	(26)	(9)	(47)	(17)
Dividends on common stock	(32)	(29)	(63)	(58)
Payments on finance leases	(11)	(7)	(22)	(14)
Payments on interest rate swaps	(11)	(14)	(25)	(28)
Deferred financing costs	—	—	—	—
Other financing, net	1	13	(15)	7
Net cash provided by (used in) financing activities	(85)	(19)	7	(60)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net (decrease) increase during the period	27	29	22	(51)
Beginning balance	28	127	33	208
Ending balance	$56	$157	$56	$157
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
CSB:
Monitoring and related services	$1,011	$965	$2,004	$1,916
Installation, product, and other	77	57	147	145
Total CSB	$1,088	$1,023	$2,151	$2,061

Commercial:
Monitoring and related services	$134	$118	$263	$230
Installation, product, and other	163	163	325	318
Total Commercial	$297	$282	$588	$548

Solar:
Installation, product, and other	$215	$—	$407	$—
Total Solar (1)	$215	$—	$407	$—

Total Revenue	$1,601	$1,304	$3,146	$2,609
_______________________
(1)M&S revenue is not applicable to the Solar segment.
Adjusted EBITDA by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
CSB	$581	$510	$1,141	$1,029
Commercial	31	32	55	55
Solar	(15)	—	2	—
Total	$597	$542	$1,198	$1,084
Note: amounts may not sum due to rounding
Adjusted EBITDA Margin by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
CSB (as a % of Total CSB Revenue)	53%	50%	53%	50%
Commercial (as a % of Total Commercial Revenue)	11%	11%	9%	10%
Solar (as a % of Total Solar Revenue)	(7)%	—%	1%	—%

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the condensed consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons our management believes these measures are useful to investors regarding our financial condition and results of operations, additional purposes, if any, for which our management uses the non-GAAP financial measures, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures. In addition, computations of these non-GAAP measures may not be comparable to other similarly titled measures reported by other companies.
With regard to our financial guidance for 2022, the Company is not providing a quantitative reconciliation for forward-looking Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, respectively, which are the most directly comparable GAAP measures. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the following reconciliations. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Income or Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net income (loss)	$92	$(126)	$143	$(174)
Interest expense, net	82	167	88	214
Income tax expense (benefit)	38	(41)	57	(56)
Depreciation and intangible asset amortization	399	474	876	944
Amortization of deferred subscriber acquisition costs	39	30	76	59
Amortization of deferred subscriber acquisition revenue	(58)	(41)	(112)	(78)
Share-based compensation expense	17	14	33	30
Merger, restructuring, integration and other	(4)	5	(3)	25
Loss on extinguishment of debt	—	—	—	—
Radio conversion costs, net(1)	1	61	10	119
Acquisition related adjustments(2)	1	—	38	—
Other, net(3)	(9)	—	(8)	—
Adjusted EBITDA	$597	$542	$1,198	$1,084

Net income (loss) to total revenue ratio	5.7%	(9.6)%	4.6%	(6.7)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	37.3%	41.5%	38.1%	41.5%
Note: amounts may not sum due to rounding
_______________________
(1) Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) During the six months ended June 30, 2022, primarily represents amortization of purchase accounting adjustments related to the Sunpro Solar Acquisition.
(3) During the three and six months ended June 30, 2022, primarily represents the gain on sale of a business.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow, Adjusted Free Cash Flow, and Reconciliation to GAAP Net Cash Flows from Operating Activities
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends.

We believe the presentations of Free Cash Flow and Adjusted Free Cash Flow are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. In addition, we believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
There are material limitations to using Free Cash Flow and Adjusted Free Cash Flow. These metrics adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$515	$426	$823	$786
Net cash provided by (used in) investing activities	$(402)	$(378)	$(807)	$(777)
Net cash provided by (used in) financing activities	$(85)	$(19)	$7	$(60)

Net cash provided by (used in) operating activities	$515	$426	$823	$786
Dealer generated customer accounts and bulk account purchases	(157)	(141)	(342)	(340)
Subscriber system asset expenditures	(196)	(195)	(379)	(339)
Purchases of property and equipment	(49)	(42)	(88)	(84)
Free Cash Flow	112	48	15	23
Net proceeds from receivables facility	67	32	93	55
Financing and consent fees	—	—	—	3
Restructuring and integration payments	3	6	6	7
Integration-related capital expenditures	—	3	1	7
Radio conversion costs, net	—	72	12	123
Other, net(1)	3	3	16	9
Adjusted Free Cash Flow	$185	$164	$143	$227
Note: amounts may not sum due to rounding
_______________________
(1) During the six months ended June 30, 2022, primarily represents costs related to the ADT Solar acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Reconciliations to GAAP Net Income (Loss) and GAAP Diluted Net Income (Loss) per Share
We define Adjusted Net Income (Loss) as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of GAAP net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B Common Stock and other potential shares, such as share-based compensation awards, to shares of Common Stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies.
There are material limitations to using these measures, as they do not reflect certain significant items which directly affect our net income (loss) and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2022	2021	2022	2021
Net income (loss)	$92	$(126)	$143	$(174)
Merger, restructuring, integration, and other	(4)	5	(3)	25
Loss on extinguishment of debt	—	—	—	—
Radio conversion costs, net	1	61	10	119
Share-based compensation expense	17	14	33	30
Unrealized (gain) loss on interest rate swaps(1)	(59)	14	(205)	(92)
Acquisition related adjustments	1	—	38	—
Other, net	(9)	—	(8)	—
Tax impact on adjustments	12	(22)	34	(20)
Adjusted Net Income (Loss)	$50	$(55)	$43	$(112)

Weighted-average shares outstanding - diluted(2):
Common Stock	911	766	911	764
Class B Common Stock	55	55	55	55

Net income (loss) per share - diluted:
Common Stock	$0.10	$(0.15)	$0.15	$(0.21)
Class B Common Stock	$0.10	$(0.15)	$0.15	$(0.21)

Adjusted Diluted Net Income (Loss) per share(3)	$0.06	$(0.07)	$0.05	$(0.15)
Note: amounts may not sum due to rounding.
Refer to the reconciliation from Adjusted EBITDA to net income (loss) herein for an explanation regarding radio conversion costs, net, acquisition related adjustments, and other, net.
_______________________
(1) Represents the change in the fair value of interest rate swaps not designated as cash flow hedges.
(2) Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(3) Calculated as Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of Common Stock.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Debt to Net Income (Loss) Leverage Ratio and Reconciliation to Net Leverage Ratio

Net Leverage Ratio is calculated as the ratio of net debt to last twelve months (“LTM”) Adjusted EBITDA. Net debt is calculated as total debt excluding the Receivables Facility, including capital leases, minus cash and cash equivalents. Refer to the discussion on Adjusted EBITDA for descriptions of the differences between Adjusted EBITDA and net income (loss), which is the most comparable GAAP measure. We believe Net Leverage Ratio is a useful measure of the Company's credit position and progress towards leverage targets. There are material limitations to using Net Leverage Ratio as the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.
Debt to Net Income (Loss) Leverage Ratio:

(in millions)	June 30, 2022
Total debt (book value)	$9,843
LTM net income (loss)	$(24)
Debt to net income (loss) leverage ratio	(413.4x)

Net debt and Net Leverage Ratio:

(in millions)	June 30, 2022
Revolver	$80
First lien term loan	2,744
First lien notes	5,550
Receivables facility	292
Finance leases	94
Other	4
Total first lien debt	$8,763
Second lien notes	1,300
Total debt(1)	$10,063

Less:
Cash and cash equivalents	(44)
Receivables Facility	(292)
Net debt	$9,728

LTM Adjusted EBITDA	$2,327
Net leverage ratio(2)	4.2x
Note: amounts may not sum due to rounding
_______________________
(1) Debt instruments are stated at face value.
(2) During Q4 2021, we began presenting net leverage ratio excluding the Receivables Facility.